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                                   EXHIBIT 12


                                                                        3 Months       3 Months        9 Months       9 Months
                                                                          Ended          Ended           Ended          Ended
                                                                        Sept. 30,      Sept. 30,       Sept. 30,      Sept. 30,
                                                                           1999           1998            1999           1998
                                                                       ------------   ------------    ------------   ------------
RATIO OF EARNINGS TO FIXED CHARGES
          Income before income taxes and extraordinary item                  18,764         (4,149)         15,287       (495,388)
          Interest                                                           20,420         18,577          60,569         47,930
          Preferred Stock Dividends                                           4,381          4,026          12,433          8,051
          Bond discount amortization(a)                                          --             --              --             --
          Loan cost amortization                                                844            680           2,445          1,682
                                                                       ------------   ------------    ------------   ------------
          Earnings                                                           44,409         19,134          90,734       (437,725)

          Interest expense                                                   20,420         18,577          60,569         47,930
          Capitalized interest                                                  846          1,984           2,730          5,805
          Preferred Stock Dividends                                           4,381          4,026          12,433          8,051
          Bond discount amortization(a)                                          --             --              --             --
          Loan cost amortization                                                844            680           2,445          1,682
                                                                       ------------   ------------    ------------   ------------
          Fixed Charges                                                      26,491         25,267          78,177         63,468
          Ratio                                                                1.68           0.76            1.16          (6.90)
(A) Bond discount excluded since its included in interest expense

          Insufficient coverage                                                  --          6,133              --        501,193
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